Exhibit 10.49

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THE AMENDED AND RESTATED

AXA EQUITABLE POST-2004 VARIABLE DEFERRED

COMPENSATION PLAN FOR EXECUTIVES

ARTICLE 1

ESTABLISHMENT OF THE PLAN

1.1 Purpose. The purpose of The AXA Equitable Post-2004 Variable Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby AXA Equitable Life Insurance Company (hereinafter referred to as the “Company”) and its Affiliates (as defined in Article 2) that adopt the Plan pursuant to Section 1.2 may allow a select group of their key employees and retail sales managers who have rendered and continue to render valuable services which constitute an important contribution towards continued growth and success to defer the receipt of their compensation on a tax-favored basis so that such employees and retail sales managers may be retained and their productive efforts encouraged. Effective January 1, 2014, the Plan also provides for certain employer contributions.

1.2 Adoption of the Plan. With the Company’s consent, an Affiliate of the Company may adopt and join the Plan as an Employer (as defined in Article 2) for the benefit of its Employees (as defined in Article 2). Such Affiliate shall assume the sole responsibility for the obligations of this Plan with respect to its Employees by executing an adoption and joinder agreement satisfactory in its form and terms to the Company (or in accordance with such other procedures as the Company may from time to time permit). An Affiliate shall cease to be an Employer under the Plan on a date specified by the Company pursuant to the terms of the adoption and joinder agreement or, if no such date is so specified, on the date such Employer has no remaining obligations to its Employees under the Plan. In the event that an Affiliate shall cease to be an Employer, all obligations incurred by such Affiliate with respect to its Employees under the Plan prior to the date it ceases to be an Employer shall continue to be the sole responsibility of that Affiliate.

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ARTICLE 2

DEFINITIONS

Affected Benefits. “Affected Benefits” means the portion of a Former Retirement Plan Participant’s benefits under the AXA Equitable Excess Retirement Plan or the Excess Benefit Plan for MONY Employees that was earned or vested within the meaning of Code Section 409A and the regulations thereunder after 2004 reduced, in the case of the AXA Equitable Excess Retirement Plan, by the amount of FICA tax owed by the Former Retirement Plan Participant on the benefits and any income tax withholding on the amount of the FICA.

Affiliate. “Affiliate” means any firm, limited liability company, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

Base Salary. “Base Salary” means, with respect to a Participant for a Plan Year, such Participant’s annual base salary earned in that Plan Year before reduction pursuant to this Plan or any plan or agreement of an Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced including, without limitation, a plan established in accordance with Code Section 125 or Code Section 129. In the case of a retail sales manager, “Base Salary” includes any salary and/or other cash compensation payable in accordance with the Company’s managerial compensation program, or any similar Employer program.

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Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 7.2.

Board. “Board” means the Board of Directors of the Company, as constituted from time to time.

Catch-Up Excess 401(k) Contribution. “Catch-Up Excess 401(k) Contribution” means an annual contribution to which a Participant may be entitled pursuant to Section 4.5(b) of the Plan.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Code Compensation Limit. “Code Compensation Limit” means the compensation limit set forth under Code Section 401(a)(17) for qualified plans.

Commissions. “Commissions” with respect to a Plan Year means a Participant’s commissions, service fees, or training allowance payments that are earned during that Plan Year as determined in accordance with Code Section 409A and the regulations thereunder and that are recognized as compensation under the Company’s retirement plan or any similar Employer plan, before reduction pursuant to this Plan or any plan or agreement of an Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced, including, without limitation, a plan whereby compensation is reduced in accordance with Code Section 125 or Code Section 129. For this purpose, the term “Commissions” does not include any Production Opportunity Payments.

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Committee. “Committee” means the Administrative Committee comprised of at least three officers or officer-equivalents of the Company appointed by the Senior Executive Director and Chief Human Resources Officer of the Company (prior to June 14, 2011, by the Executive Vice President of Human Resources) to administer the employee benefit plans of the Company.

Company. “Company” means AXA Equitable Life Insurance Company, a New York stock life insurance company.

Compensation. “Compensation” means “Compensation” as defined in the 401(k) Plan, except that Compensation under this Plan for purposes of determining the Excess 401(k) Contributions shall be computed without regard to the Code Compensation Limit.

Disability. “Disability” means disability as defined in Code Section 409A(a)(2)(C) and the regulations thereunder.

Distribution Account or Account. “Distribution Account” or “Account” means the Distribution Account(s) established pursuant to Section 5.1.

Dividend Equivalents. “Dividend Equivalents” means deferred Stock units equal in value to any dividends, or other related payments designated by the Committee or its designee, that a Participant would have received if the balances of the Participant’s Restricted Stock Distribution Account(s) represented actual Stock rather than deferred Stock units.

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Earnings Crediting Options. “Earnings Crediting Options” means the options made available by the Company and elected by a Participant from time to time pursuant to which earnings are credited to the Participant’s Distribution Accounts other than the Participant’s Restricted Stock Distribution Accounts, if any.

Effective Date. “Effective Date” means the effective date of the Plan which is November 11, 2004.

Eligible Employee. “Eligible Employee” means an Employee who is eligible to defer compensation earned in a Plan Year. Effective for the 2013 Plan Year, eligibility requirements for each Plan Year are determined by the Committee, or its designee, in its sole discretion.

Employee. “Employee” means any person who is (i) actively employed by an Employer on a regular full-time salaried basis, or (ii) prior to the 2013 Plan Year, an active sales associate of an Employer. For this purpose, an Employee shall be considered to be active while on family leave, military leave, an approved leave of absence or a short-term disability leave, but shall not be considered active if he or she is on a terminal leave of absence or a long-term disability leave. Effective for the 2013 Plan Year and forward, sales associates who are not retail sales managers shall no longer be eligible to defer the receipt of compensation under this Plan.

Employer. “Employer” means each of the Company and any of its Affiliates that adopt and join the Plan pursuant to Section 1.2.

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Employer 401(k) Contributions. “Employer 401(k) Contributions” means the contributions made by an Employer on behalf of a participant pursuant to Section 4.6(b)(6) of the 401(k) Plan.

Enrollment Agreement. “Enrollment Agreement” means the authorization form which an Eligible Employee files with the Committee or its designee to participate in the Plan.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Excess Plan Payment. “Excess Plan Payment” means, with respect to a Plan Year, the amount earned by a Participant during that Plan Year under the AXA Equitable Annual Cash Payment Excess Plan, reduced by the amount of FICA tax owed thereon by the Participant as well as any income tax withholding on the amount of the FICA.

Excess 401(k) Contributions. “Excess 401(k) Contributions” means the contributions to which a Participant is entitled pursuant to Section 4.5(a) of this Plan.

Former Retirement Plan Participants. “Former Retirement Plan Participants” means certain sales associates who became ineligible to participate in the AXA Equitable Excess Retirement Plan or the Excess Benefit Plan for MONY Employees after 2008.

Non-Proprietary Income. “Non-Proprietary Income” means Commissions earned with respect to sales of non-proprietary life and annuity products and AXA Advisors products.

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Participant. “Participant” means an Eligible Employee who has elected to defer any amount under the Plan or an individual who has received Excess 401(k) Contributions or Catch-Up Excess 401(k) Contributions.

Performance Units. “Performance Units” means performance units granted under the AXA Performance Unit Plan 2009 or a similar plan adopted by the Company after 2009 as determined by the Committee or its designee.

Performance Unit Payout. “Performance Unit Payout” means, with respect to a Plan Year, the cash component of any payout a Participant may receive with respect to Performance Units granted in that Plan Year.

Performance Unit Payout Distribution Account. “Performance Unit Payout Distribution Account” means an Account maintained for a Participant to which a Performance Unit Payout deferred by the Participant is credited.

Plan. “Plan” means The AXA Equitable Post-2004 Variable Deferred Compensation Plan for Executives, as amended from time to time.

Plan Year. “Plan Year” means the calendar year provided, however, that the 2004 Plan Year commenced on the Effective Date and ended on December 31, 2004.

Regular Distribution Account. “Regular Distribution Account” means an Account maintained for a Participant to which Affected Benefits, Excess Plan Payments, Non-Proprietary Income, Commissions, Base Salary and/or Short-Term Incentive Compensation deferred by the Participant is credited.

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Restricted Stock Award. “Restricted Stock Award” means an award of Stock or a contractual right to receive Stock granted under the Stock Incentive Plans or any similar plan or arrangement of an Employer that is forfeitable by the recipient until the completion of a specified period of future service, the achievement of pre-established performance objectives, or until otherwise determined in accordance with the plan or arrangement pursuant to which it is granted.

Restricted Stock Distribution Account. “Restricted Stock Distribution Account” means an Account maintained for a Participant to which deferred Stock units relating to Restricted Stock Awards deferred by the Participant are credited.

Separation from Service. “Separation from Service” means a separation from service within the meaning of Code Section 409A and the regulations thereunder, provided that a separation from service for an employee will be deemed to have occurred on a given date if the Company and the employee reasonably anticipate that the level of bona fide services the employee will perform after that date for the Company and all persons with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c) will permanently decrease to less than 50% of the average level of bona fide services provided by the employee in the immediately preceding 12 months. In addition, an 80% test will be used in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c).

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Service. “Service” means the continuous period of time during which an individual is an Employee.

Short-Term Incentive Compensation. “Short-Term Incentive Compensation” for any Plan Year means the award, if any, earned by a Participant on account of services rendered to an Employer during that Plan Year that is payable on or before the last day of the third month following the close of the Plan Year, pursuant to the Company’s Short-Term Incentive Compensation Plan or any similar plan or arrangement maintained by an Employer, before reduction pursuant to this Plan or any plan or agreement of an employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced, including, without limitation, a plan whereby compensation is reduced in accordance with Code Section 125 or Code Section 129.

Stock. “Stock” means any security which is the subject of a Restricted Stock Award.

Stock Incentive Plans. “Stock Incentive Plans” means, collectively, The AXA Financial, Inc. 1991 Stock Incentive Plan, The AXA Financial, Inc. 1997 Stock Incentive Plan, and any successor plans thereto.

401(k) Distribution Account. “401(k) Distribution Account” means an Account maintained for a Participant to which Excess 401(k) Contributions or Catch-Up Excess 401(k) Contributions are credited.

401(k) Plan. “401(k) Plan” means the AXA Equitable 401(k) Plan.

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ARTICLE 3

ADMINISTRATION OF THE PLAN

The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

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ARTICLE 4

PARTICIPATION

4.1. Election to Participate. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee or its designee prior to the beginning of such Plan Year. Pursuant to said Enrollment Agreement for the Plan Year, the Eligible Employee shall irrevocably elect:

(a)	the percentages, in whole percentages not greater than 25%, by which the Commissions, Non-Proprietary Income, Base Salary, and/or Short-Term Incentive Compensation, as applicable, of such Eligible Employee earned during the Plan Year will be reduced,

(b)	the whole percentage, up to 100%, by which any Restricted Stock Awards granted to the Eligible Employee during the immediately following Plan Year will be reduced,

(c)	the whole percentage, up to 50%, by which the Eligible Employee’s Performance Unit Payout for the Plan Year will be reduced, provided that no Performance Unit Payout deferrals shall be permitted for Plan Years after 2013,

(d)	the percentage by which the Eligible Employee’s Excess Plan Payment earned during the Plan Year will be reduced, provided that such percentage shall be either 0% or 100% and that no such deferrals shall be permitted for Plan Years after 2013, and

(e)	the Distribution Accounts to which such amounts will be credited and the time and manner of distribution of such accounts.

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Notwithstanding the foregoing:

(a)	certain Eligible Employees designated by the Committee or its designee may elect to credit to their Distribution Accounts up to 100% of their Commissions, and/or Non-Proprietary Income earned during the Plan Year, provided that the Committee or its designee may, in its discretion, limit the amount of any such credit, in such manner as the Committee or its designee may deem reasonable, by communicating any such limit to the affected Eligible Employees,

(b)	Eligible Employees for the 2005 Plan Year could elect, prior to February 2, 2005, the whole percentage not greater than 25% by which their Short-Term Incentive Compensation for 2004 would be reduced under the Plan,

(c)	Eligible Employees for the 2005 Plan Year who were Employees on January 1, 2005 could elect, prior to June 30, 2005, the whole percentage not greater than 25% by which their Short-Term Incentive Compensation for 2005 would be reduced under the Plan,

(d)	Eligible Employees for the 2005 Plan Year could elect the whole percentage, up to 100%, by which any Restricted Stock Awards granted to the Eligible Employee during the 2005 Plan Year would be reduced, and

(e)	in 2008, Former Retirement Plan Participants could elect the percentage by which their Affected Benefits otherwise scheduled to be paid in 2009 would be reduced under the Plan, provided that such percentage could be either 0% or 100%.

4.2 New Employees. The Committee or its designee may, in its discretion, permit Eligible Employees who commence Service with an Employer after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, within 30 days following the Eligible Employees’ commencement of Service to the extent permitted

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under Code Section 409A. Notwithstanding the foregoing, any election by an Eligible Employee pursuant to this section to defer Restricted Stock Awards, Base Salary, Short-Term Incentive Compensation, Excess Plan Payments, Performance Unit Payouts, Non-Proprietary Income and/or Commissions shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed. Further notwithstanding the foregoing, an Eligible Employee who commences Service with an Employer after November 1st of a Plan Year must file his/her completed and fully executed Enrollment Agreement for such Plan Year prior to his/her first day of Service.

4.3 Certain Deferred Stock Units. Notwithstanding Section 4.1, deferred Stock units credited to a participant’s account established under The Variable Deferred Compensation Plan for Executives that were unvested as of December 31, 2004, and for which the related deferral election was not cancelled by December 31, 2005, were transferred to a Restricted Stock Distribution Account established for the participant under this Plan on December 31, 2005.

4.4 2005 Elections. Notwithstanding the requirements of Sections 4.1 and 4.2, Participants were permitted prior to December 15, 2005 to cancel any deferral elections related to Commissions, Short-Term Incentive Compensation and Base Salary earned and vested after January 1, 2005 and, if such amounts had already been credited to an Account under the Plan, receive a distribution of such amounts (and any earnings thereon) on or prior to December 31, 2005.

4.5 Excess 401(k) Contributions and Catch-Up Excess 401(k) Contributions.

Beginning with the 2014 Plan Year, Participants shall receive Excess 401(k) Contributions and Catch-Up Excess 401(k) Contributions for a Plan Year as follows:

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(a)	Excess 401(k) Contributions:

(1)	Each Excess 401(k) Contribution shall equal ten (10) percent of the Participant’s Compensation earned during the applicable payroll period that exceeds the Code Compensation Limit applicable for the Plan Year in which the payroll period ends (as such excess is determined by aggregating the Participant’s Compensation earned during the applicable payroll period with the Participant’s Compensation earned in the preceding payroll periods which end during the same Plan Year).

(2)	To be eligible for an Excess 401(k) Contribution for a payroll period, a Participant must be (1) eligible to receive an Employer 401(k) Contribution under the 401(k) Plan for such payroll period, and (2) employed by an Employer or any of its affiliates or subsidiaries during such payroll period; provided, however, that if, during an applicable payroll period, a Participant separates from Service, dies or becomes Disabled while such Participant is an Employee of an Employer or any of its affiliates or subsidiaries, then such Participant shall receive his or her Excess 401(k) Contribution for such payroll period based on his or her Compensation earned from the Employer making such Excess 401(k) Contribution during such payroll period prior to the date he or she separated from Service, died or became Disabled, as applicable. For purposes of this Section 4.5(a)(2) only, “Disabled” shall have the meaning set forth in the 401(k) Plan.

(b)	Catch-Up Excess 401(k) Contribution:

A Catch-Up Excess 401(k) Contribution for a Plan Year shall equal ten (10) percent of the Participant’s elective deferrals to the Plan for that Plan Year to the extent that the amounts deferred would have been Compensation if they had not been deferred.

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(c)	Subject to Section 4.5(e), a Participant’s Excess 401(k) Contributions and Catch-Up Excess 401(k) Contributions shall become vested in accordance with the following schedule:

Periods of Service	Vested Percentage
Less than 3 years	0%
3 years or more	100%

(d)	Notwithstanding Section 4.5(d) to the contrary, a Participant shall be 100% vested in his or her Excess 401(k) Contributions and Catch-Up Excess 401(k) Contributions upon the Participant’s death, Disability, or attainment of age 65 while the Participant is providing Service.

(e)	Any amount in a Participant’s 401(k) Distribution Account which is not vested upon the Participant’s Separation from Service shall be immediately forfeited.

(f)	For purposes of this Section 4.5 only, “Service” shall have the meaning set forth in the 401(k) Plan.

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ARTICLE 5

DISTRIBUTION ACCOUNTS

5.1 Distribution Accounts. The Committee or its designee shall establish and maintain, as necessary or appropriate, Regular, Performance Unit Payout, Restricted Stock and 401(k) Distribution Accounts for each Participant as follows:

(1)	Regular Distribution Accounts. A Participant who is not a retail sales manager may allocate deferrals of Commissions, Base Salary, Excess Plan Payments and/or Short-Term Incentive Compensation for a Plan Year to one existing Regular Distribution Account or to one new Regular Distribution Account. A Participant who is a retail sales manager may allocate deferrals of Non-Proprietary Income, and/or Commissions for a Plan Year to one existing or new Regular Distribution Account solely containing Non-Proprietary Income and/or Commissions and separately may allocate deferrals of Base Salary, Excess Plan Payments and/or Short-Term Incentive Compensation for a Plan Year to one existing or new Regular Distribution Account solely containing Base Salary, Excess Plan Payments and/or Short-Term Incentive Compensation.

(2)	Restricted Stock Distribution Accounts. A Participant may allocate the deferral of Restricted Stock Awards for a Plan Year to one existing Restricted Stock Distribution Account or to one new Restricted Stock Distribution Account.

(3)	Performance Unit Payout Distribution Accounts. A Participant must allocate the deferral of a Performance Unit Payout for a Plan Year to a new Performance Unit Payout Distribution Account.

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(4)	Affected Benefits. Affected Benefits could be allocated to up to five Regular Distribution Accounts.

(5)	401(k) Distribution Accounts. A Participant’s Excess 401(k) Contributions and Catch-Up Excess 401(k) Contributions for a Plan Year shall be allocated to the Participant’s 401(k) Distribution Account established for such Plan Year.

The amount of any Restricted Stock Awards which a Participant elects to defer, as well as the amount by which a Participant’s Affected Benefits, Base Salary, Non-Proprietary Income, Commissions, Excess Plan Payment, Performance Unit Payout and/or Short-Term Incentive Compensation is reduced pursuant to Section 4.1 or Section 4.2, shall be credited by the Committee or its designee to the Participant’s Distribution Accounts no later than the first day of the month following the month in which such Affected Benefits, Non-Proprietary Income, Commissions, Base Salary, Excess Plan Payment, Performance Unit Payout and/or Short-Term Incentive Compensation would otherwise have been paid to the Participant, or such Restricted Stock Award is granted to the Participant. The Participant’s Excess 401(k) Contribution shall be credited by the Committee or its designee to the Participant’s applicable 401(k) Distribution Account within 15 days after the end of the applicable payroll period to which such Excess 401(k) Contribution relates. The Participant’s Catch-Up Excess 401(k) Contribution for a Plan Year, if any, shall be credited by the Committee or its designee to the Participant’s 401(k) Distribution Account for that Plan Year no later than March 31 of the following Plan Year. The Participant’s Distribution Accounts shall be reduced by the amount of any payments of cash or Stock made by an Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan.

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5.2 Earnings on Distribution Accounts. A Participant’s Distribution Accounts other than any Restricted Stock Distribution Accounts shall be credited with earnings (positive or negative) in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate each of their Distribution Accounts other than their Restricted Stock Distribution Accounts among the Earnings Crediting Options available under the Plan in whole percentages of not less than five (5) percent. The earnings (positive or negative) credited under each Earnings Crediting Option shall be based upon the actual performance of the corresponding investment portfolio of the Equitable Advisors Trust, an open-end management investment company under the Investment Company Act of 1940, as amended from time to time, the AXA Premier VIP Trust, or such other investment fund as the Committee or its designee may designate from time to time, and shall for the relevant period of time equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges, but not Rule 12b-1 fees, as determined by the Committee or its designee. Notwithstanding the foregoing, the Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard Participants’ investment allocations and credit their existing Distribution Accounts (other than the Participants’ Restricted Stock Distribution Accounts) with a fixed rate of interest determined in the Committee’s sole discretion, provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting of a fixed rate of interest in place of Participants’ investment allocations, shall only affect the rate at which earnings will be credited to Participants’ Distribution Accounts in the future, and shall not affect the value of Participants’ existing Distribution Accounts, including any earnings (positive or negative) credited under the Plan up to the date of such change. In the event a Participant does not elect an Earnings Crediting Option for a 401(k) Distribution Account, the Participant will be defaulted to an Earnings Crediting Option selected by the Committee, or its designee, in its sole discretion.

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5.3 Investments by Employers. Notwithstanding that the earnings (positive or negative) credited to Participants’ Distribution Accounts (other than a Participant’s Restricted Stock Distribution Accounts) under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the Equitable Advisors Trust, the AXA Premier VIP Trust, or such other investment funds as the Committee may designate, neither the Company nor any Employer shall be obligated to invest any amounts deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4 Changes in Earnings Crediting Options. A Participant, or in the case of the Participant’s death, the Participant’s Beneficiary, may change the Earnings Crediting Options to which the Participant’s Distribution Accounts (other than the Participant’s Restricted Stock Distribution Accounts) are allocated at any time. Each such change may include (a) reallocation of the Participant’s existing Accounts in increments of five (5) percent, and/or (b) a change in the investment allocation of amounts to be credited to the Participant’s Accounts in the future in increments of five (5) percent, as the Participant or Beneficiary respectively may elect. Notwithstanding the foregoing, the Participant’s or Beneficiary’s ability to change the Earnings Crediting Options may be limited in such manner as deemed reasonable by the Committee or its designee.

5.5 Valuation of Accounts. The value of a Participant’s Distribution Accounts (other than the Participant’s Restricted Stock Distribution Accounts) as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the close of business on such date, less the amounts theretofore deducted or paid from such Accounts.

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5.6 Statement of Accounts. The Committee or its designee shall provide to each Participant, not less frequently than semiannually, a statement in such form as the Committee or its designee deems desirable setting forth the balance of cash or Stock standing to the credit of the Participant in each of the Participant’s Distribution Accounts.

5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from a Distribution Account (other than a Restricted Stock Distribution Account) in an amount which is less than the entire balance of the Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

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ARTICLE 5A

RESTRICTED STOCK AWARDS

5A.1 Maintenance of Accounts. Deferred Restricted Stock Awards shall be credited to Restricted Stock Distribution Accounts in the form of deferred Stock units. The number of deferred Stock units to be credited to a Participant’s Account shall equal the number of whole and fractional shares of Stock to which the Participant would have been entitled had the Participant not elected to defer receipt of the Restricted Stock Award. Accounts shall be maintained for record-keeping purposes only, and shall not be funded with actual shares of Stock, cash or any other assets.

5A.2 Deferred Stock Units. Deferred Stock units will be subject to any vesting, forfeiture, and other restrictions as would apply to the related Restricted Stock Awards had such awards not been deferred. Deferred Stock units shall not carry any voting rights.

5A.3 Dividend Equivalents. A Restricted Stock Distribution Account shall be credited with Dividend Equivalents through the last day of the calendar month immediately preceding the date on which the Account is fully distributed.

5A.4 Valuation. The value of a Restricted Stock Distribution Account as of any date shall equal the amount of deferred Stock units theretofore credited to such Account, including any Dividend Equivalents credited to such Account in accordance with Section 5A.3 through the day preceding such date, less the deferred Stock units therefore deducted from such Account

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5A.5 Distributions. At the time of distribution of a Restricted Stock Distribution Account, deferred Stock units credited to the Account shall be converted to Stock which shall be distributed to in-kind, except that fractional shares of Stock may be distributed in cash. If a distribution from a Restricted Stock Distribution Account is scheduled to be made at a time when there are insufficient unrestricted deferred Stock units to satisfy the full amount of the distribution, restricted deferred Stock units may be converted to Stock and used to satisfy the distribution, provided that such Stock will continue to be subject to the same forfeitability and transferability restrictions as its related restricted deferred Stock units. Notwithstanding the foregoing, such Stock shall become immediately vested to the extent necessary to allow the Company or an Employer to satisfy any related withholding tax liabilities.

5A.6 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary cash dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Stock, or other similar corporate change or event that affects the Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee shall deem equitable, adjust the number and/or kind of deferred Stock units credited under the Plan.

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ARTICLE 6

DISTRIBUTIONS

6.1 Timing - Normal Election. Subject to Sections 6.2, 6.3, 6.4, 6.6, 7.16 and 7.17, a Participant’s Distribution Account, other than a Performance Unit Payout Distribution Account or 401(k) Distribution Account, shall be distributed commencing in any July or December following the Plan Year for which compensation is deferred, provided that payments must commence by the first July or the first December following the Participant’s attainment of age 71, as elected by the Participant in the Enrollment Agreement pursuant to which such Distribution Account was established, or as subsequently elected by the Participant in accordance with Section 7.1. Notwithstanding the foregoing, a Participant shall not be entitled to allocate any deferrals to a Distribution Account for a Plan Year if payments have commenced from such Account or are scheduled to commence in that Plan Year. Subject to Sections 6.2, 6.3, 6.4, 6.6, 7.16 and 7.17, a Participant’s Performance Unit Payout Distribution Account shall be distributed commencing in any July or December following the Plan Year for which the Performance Unit Payout is deferred, provided that: (i) payments must commence by the first July or the first December following the Participant’s attainment of age 71 and (ii) payments may not commence prior to July of the fourth Plan Year following the Plan Year for which the Performance Unit Payout is deferred, as elected by the Participant in the Enrollment Agreement pursuant to which such Distribution Accounts was established, or as subsequently elected by the Participant in accordance with Section 7.1.

Subject to Sections 6.2, 6.3, 6.4, 6.6, 7.16 and 7.17, a Participant’s 401(k) Distribution Account shall be distributed in the July of the fourth Plan Year following the Plan Year in which the Excess 401(k) Contributions were credited to such 401(k) Distribution Account, or as elected by the Participant in accordance with Section 7.1.

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6.2 Timing - Separation from Service. Subject to Sections 6.6, 7.16 and 7.17, in the event that a Participant Separates from Service prior to the month specified under 6.1, the Participant’s death and the Participant’s Disability, the vested balance of the Participant’s Distribution Account shall be distributed commencing upon the first July or the first December (whichever is earlier) immediately following the date that is fifteen calendar months following the Participant’s Separation from Service or as elected by the Participant in accordance with Section 7.1.

6.3 Timing - Death. In the event of a Participant’s death prior to the month specified under Section 6.1, the Participant’s Separation from Service and the Participant’s Disability, amounts under the Plan shall be paid to the Participant’s Beneficiary in lieu of any amounts otherwise payable under the Plan to or on behalf of such Participant. Subject to Sections 6.6, 7.16 and 7.17, distributions shall commence upon the first July or the first December (whichever is earlier) immediately following the date that is fifteen months following the Participant’s death or as elected by the Participant’s Beneficiary in accordance with Section 7.1.

6.4 Disability. In the event of a Participant’s Disability, the Participant’s deferral election in effect, if any, for the Plan Year in which the Participant becomes disabled shall be cancelled and the Participant’s right to make any further deferral elections under this Plan shall terminate as of the date the Participant becomes Disabled. Subject to Sections 6.6, 7.16 and 7.17, in the event a Participant becomes Disabled prior to the month specified under Section 6.1 and the Participant’s Separation from Service, the Participant’s Distribution Accounts, if any, shall be distributed to the Participant in a lump sum on the date that is fifteen months following the date the Participant becomes Disabled or as elected by the Participant in accordance with Section 7.1.

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6.5 Form. Except as otherwise provided in Section 6.4 and this Section, distributions from a Distribution Account (other than a 401(k) Distribution Account) under Sections 6.1, 6.2, 6.3 and 6.4 shall be paid in a lump sum, or annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such Account was established or as subsequently elected by the Participant or the Participant’s Beneficiary in accordance with 7.1. Distributions from a 401(k) Distribution Account under Sections 6.1, 6.2, 6.3 and 6.4 shall be paid in a lump sum unless annual installments over consecutive years are elected by the Participant or the Participant’s Beneficiary in accordance with Section 7.1. Any lump sum amount payable in accordance with this paragraph shall be equal to the value of such Distribution Account as of the last business day of the month preceding the date of payment. Any annual installment payable in accordance with this paragraph shall be in an amount specified by the Participant in the Enrollment Agreement pursuant to which such Account was established or as subsequently specified by the Participant in accordance with Section 7.1, and expressed as either (i) a fixed amount (a number of shares of Stock in the case of a Restricted Stock Distribution Account and a dollar amount in all other cases) or (ii) as a percentage of the value of such Account provided, however, that (i) if the Participant specifies a fixed amount, such installment will be limited to the lower of such fixed amount and the value of the Account as of the last business day of the month preceding the date of payment and (ii) if the Participant specifies a percentage of the value of the Account, the value of the Account will be measured as of the last business day of the month preceding the date of payment. If the Participant does not specify an annual installment amount, the annual installment shall be in an amount equal to (i) the

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value of such Distribution Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installments remaining. Notwithstanding any elections by a Participant , if a Distribution Account balance is valued at $25,000 or less as of the date of the first payment due from the Account under Section 6.1, 6.2, 6.3 or 6.4 (in the case of a Restricted Stock Distribution Account, such valuation shall be determined based on the closing price of the Stock on the stock exchange on which the Stock is predominantly traded on that date, or if such date is not a trading day, the closing price on the first trading day preceding such date), the full Account balance shall be distributed in a lump sum payment.

6.6 Emergency Benefit. In the event that the Committee or its designee, upon written request of a Participant determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency as defined in Code Section 409A(a)(2)(B)(ii), the Participant’s Employer shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency and any related withholding taxes as may be required pursuant to Section 7.8, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) (the “Emergency Benefit”), to the extent such amount does not exceed the aggregate balance of the Participant’s Distribution Accounts. In the case of an Emergency Benefit paid from a Restricted Stock Distribution Account, the number of shares of Stock distributed will be equal to the number of shares of Stock equal to the quotient of: (a) the dollar amount necessary to meet the emergency and any related withholding taxes divided by (b) the closing price of the Stock on the stock exchange on which the Stock is predominantly traded on the last trading day of the month prior to the month of

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distribution. Emergency Benefits shall be paid first from the Participant’s Regular, 401(k) and Performance Unit Payout Distribution Accounts, if any, to the extent the vested balance of one or more of such Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed. If those Regular, Performance Unit Payout and 401(k) Distribution Accounts are not sufficient to meet the emergency, Emergency Benefits will then be paid from the Participant’s Restricted Stock Distribution Accounts (if any) in the order in which such accounts would otherwise be distributed. If two Accounts would otherwise be paid at the same time, Emergency Benefits shall be made pro rata from each Account. With respect to that portion of any Distribution Account which is distributed as an Emergency Benefit in accordance with this Article, no further benefits shall be payable to a Participant or Beneficiary under the Plan. Notwithstanding anything in this Plan to the contrary, any deferral election in effect for a Participant who receives an Emergency Benefit shall be cancelled and no Emergency Benefit shall be paid from any Restricted Stock Distribution Account to the extent the deferred Stock units in such account have not fully vested in accordance with the terms of the related Restricted Stock Award.

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ARTICLE 7

MISCELLANEOUS

7.1 Changes of Elections. Participants may change the time and form of payment from an Account as specified under Sections 6.1, 6.2, 6.3, 6.4 and 6.5 at any time prior to the commencement of payment from such Account by filing with the Committee or its designee a fully executed Enrollment Agreement or other form approved by the Committee or its designee (hereinafter, collectively referred to as the “Change Form”) requesting the change provided that: (i) any change will not take effect until at least twelve months after the date the Change Form is filed with the Committee or its designee, (ii) in the case of a change related to a payment that is not based on Disability or death, the change must provide that the payment be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, (iii) in the case of a change related to a payment based on a specified date (or pursuant to a fixed schedule), any change may not be made less than 12 months prior to the date of the scheduled payment, (iv) in the case of a change related to a payment based on a specified date (or pursuant to a fixed schedule), no change will be permitted that would result in the payment commencing later than the first July or the first December (whichever is earlier) following the Participant’s age 71, (v) in the case of a payment based on Separation from Service, death or Disability, no change may be made until after Separation from Service, death or Disability, as applicable, and (vi) in the case of a payment based on Separation from Service, death or Disability, no change will be permitted that would result in payment commencing later than the first July or the first December (whichever is earlier) following the later of: (A) the Participant’s age 71 (or, the case of a Participant’s death prior to age 71, the date the Participant would have attained age 71) and (B) 75 months following the Participant’s Separation from Service, death or Disability, as applicable.

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For this purpose, all installment payments under an Account are treated as a single payment. Notwithstanding the foregoing, Participants were permitted to change the time or form of distributions from their Accounts prior to 2009 by meeting IRS transition rules under Code Section 409A rather than the above requirements. In the case of a Participant’s death prior to the month specified under Section 6.1, the Participant’s Separation from Service or the Participant’s Disability, the Participant’s Beneficiary may change the time and form of payment for the Participant’s Distribution Account(s) in accordance with the rules of this Section and Section 6.5.

7.2 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any distributions which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee or its designee and shall not be effective until received by the Committee or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

7.3 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the service of an Employer, nor shall it interfere with the rights of an Employer to terminate the service of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

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7.4 No Limitation on Corporation Actions. Nothing contained in the Plan shall be construed to prevent an Employer from taking any corporate action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary or other person shall have any claim against an Employer as a result of any such action.

7.5 Obligations to Employer. An Employer may offset any amounts to which a Participant is entitled under the Plan by the amount of any indebtedness and related interest owed by such Participant to the Employer or any one of its affiliates to the extent permitted by applicable law or, if lower, to the extent permitted without creating adverse tax consequences to the Participant under Code Section 409A.

7.6 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. An Employer’s obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Employer’s assets or (b) any corporation into which the Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

7.7 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of amounts hereunder, taking such physical examinations as the Company may

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deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, neither the Company nor the Participant’s Employer(s) shall have any further obligation to the Participant under the Plan, other than the obligation of the Employer(s) to pay to such Participant the balance of the Participant’s Distribution Accounts in accordance with the terms of the Plan.

7.8 Withholding Taxes. An Employer may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether foreign, Federal, state or local, to withhold in connection with any amounts payable under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to a Participant or Beneficiary. Each Participant and Beneficiary, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.

7.9 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Amounts payable hereunder shall be payable out of the general assets of the Participant’s Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of his or her Employer.

7.10 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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7.11 Governing Law. The Plan shall be administered and construed according to ERISA, if applicable, and any other applicable Federal laws. State law shall apply to this Plan only to the extent that such state law is not preempted by ERISA and other Federal laws. To the extent that state law is not preempted and is deemed to be applicable to this Plan, the validity, construction, interpretation, effect, and administration of this Plan shall be governed, effective as of January 1, 2012, by and interpreted in accordance with the law of New Jersey (prior to January 1, 2012, the laws of the State of New York, without reference to the principles of conflict of laws shall apply).

7.12 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

7.13 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

7.14 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company to the attention of the Committee, at 525 Washington Boulevard, 29th floor, Jersey City, New Jersey 07310, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given on the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

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7.15 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board, or by any other entity authorized by the Board, provided that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to amounts that are payable or may become payable under the Plan based upon the balance of the Participant’s Distribution Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

7.16 Income Inclusion under 409A. If a portion of a Participant’s Distribution Account is includible in income under Code Section 409A, such portion shall be distributed immediately to the Participant.

7.17 Domestic Relations Order. Distributions may be made from Accounts as necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

7.18 Claims.

(a) Discretionary Authority. The Committee or its designee shall have the exclusive discretionary authority (i) to construe and to interpret the Plan, (ii) to decide all questions of eligibility for benefits and (iii) to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under the Plan will be paid only if the Committee or its designee decides in its discretion that the claimant is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Committee or its designee is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., the abuse of discretion standard).

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(b) Procedures. If, pursuant to the discretionary authority provided for above, a claim of any right to a benefit that is filed by or on behalf of a claimant is wholly or partially denied, the Committee or its designee will provide such claimant the claims review process described in this subsection (b). The Committee or its designee has the discretionary right to modify this claims process in any manner so long as the claims review process, as modified, includes the steps described below. Within a 90-day response period following the receipt of the claim by the Committee or its designee, the Committee or its designee will provide a comprehensible written notice setting forth:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	A description of the claims review process (including the time limits applicable to such process and a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review).

If the Committee or its designee determines that special circumstances require an extension of time for processing the claim, it may extend the response period from 90 to 180 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the final decision is expected to be made. Further review of a claim is available upon written request by the claimant to the Committee or

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its designee within 60 days after receipt by the claimant of written notice of the denial of the claim. Upon review, the Committee or its designee shall provide the claimant a full and fair review of the claim, including the opportunity to submit written comments, documents, records and other information relevant to the claim and the review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Committee or its designee expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA Section 502(a).

(c) Review in Court. Any claim referenced in this Section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Committee or its designee and shall be subject to the provisions on “Limitation on Actions” as set forth in Section 7.22. In addition, any such review shall be conditioned on the claimants having fully exhausted all rights under this Section.

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7.19 Code Section 409A. It is intended that this Plan shall comply with the provisions of Code Section 409A and the Treasury regulations thereunder so as not to subject Participants to the payment of additional taxes and interest under Code Section 409A. Any provision of this Plan that is inconsistent with this intent shall be void to the minimum extent necessary to permit this intent to be fulfilled. All interpretations of this Plan shall be consistent with this intent. Any action by the Committee or its designee that it is inconsistent with this intent shall be void and without effect to the minimum extent possible (if any) that will allow this intent to be fulfilled. If the failure to take an action under the Plan would cause the Plan to violate Code Section 409A, then to the extent it is possible thereby to avoid a violation of Code Section 409A, it is intended that the rights and effects under the Plan be altered to avoid such outcome. In all cases, the provisions of this Section shall apply to the maximum extent permissible under Code Section 409A and notwithstanding any contrary provision of the Plan that is not contained in this Section.

7.20 401(k) Hardship Distributions. Notwithstanding any provision in this Plan to the contrary, in the case of a Participant who receives a hardship distribution pursuant to U.S. Treasury Regulation Section 1.401(k)-1(d)(3) in a Plan Year, the Participant’s deferral election, if any, for that Plan Year shall be cancelled and the Participant shall be prohibited from making a deferral election for the following Plan Year.

7.21 Election Priority. If a Participant’s Separation from Service and Death occur simultaneously, the Participant’s Distribution Accounts shall be distributed in accordance with the Plan rules and election(s) applicable to the Participant’s Death.

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7.22 Limitation on Actions.

(a) Timing.

(1)	Any “Action” (as defined below) that is filed by, or on behalf of, a Participant, or on the behalf of the Participant’s heirs, estate, spouse or Beneficiary against or with respect to the Plan, the Company, any of the Company’s participating affiliates, any of the Company’s affiliates or subsidiaries, their predecessors, successors or assigns, the Committee, the claims administrator, or their delegates, must be brought within two years of when the cause of action arose (the “Two- Year Period”); provided, however, that such individual may not bring any Action unless he or she has fully exhausted all of his or her actual or potential rights under the Plan’s claims procedures set forth in Section 7.18. This exhaustion requirement is intended to be interpreted as broadly as possible to the extent permitted by law. An “Action” shall mean any claim or suit in court or in another forum that relates to the Plan, including without limitation, any eligibility, benefits, Plan interpretation, ERISA rights or any other matters related to the Plan; provided, that for purposes of applying the Two-Year Period and the Tolling Period described herein, an Action shall not include any claim or action that cannot be subject to contractual statute of limitations provisions under applicable laws.

(2)	The Two-Year Period shall be tolled (the “Tolling Period”), as follows:

(i)	The Tolling Period shall start upon the issuance, in writing, of the initial denial of the individual’s claim or request for benefit, as applicable, by the Committee or its delegates in accordance with the Plan’s claims procedures set forth in Section 7.18.

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(ii)	The Tolling Period shall conclude when the decision on the individual’s review is made in writing by the Committee or its delegates in accordance with the Plan’s claims procedures set forth in Section 7.18; provided, however, that if the individual does not timely ask for a review of his or her denial (or does not meet any other timeliness requirements during the review), the Tolling Period shall end on the last day of the Plan’s review period.

(iii)	The Tolling Period shall not be counted against the Two-Year Period. Once the Tolling Period ends, the Two-Year Period shall start running with the same amount of time remaining as such individual had for his or her Two-Year Period prior to having such period tolled.

(3)	Any Action brought after the end of the Two-Year Period shall be time-barred.

(4)	The Two-Year Period shall apply to any cause of action arising on or after January 1, 2012. Notwithstanding anything herein to the contrary, if the cause of action arose prior to January 1, 2012, the statute of limitations shall be the lesser of (i) the remaining amount of time, as determined as of December 31, 2011, under the applicable statute of limitations or (ii) the Two-Year Period beginning as of January 1, 2012.

(5)	The provisions of this paragraph (a) shall be severable. If any provision of this paragraph (a) is held illegal, void or invalid in its entirety, the remaining provisions of this section “Limitation on Actions” and any other provisions set forth in the Plan, as amended from time to time, shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

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(b) Venue. Effective as of January 1, 2012, an Action not yet brought in court or in another forum may only be brought in the United States District Court of New Jersey. The designation of this court as the exclusive venue for any Action shall apply without any exception.

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ARTICLE 8

PLAN RESTATEMENT

This Plan, originally adopted and approved as of November 11, 2004 and amended as of January 10, 2005, February 16, 2005, May 24, 2005, November 1, 2005 November 16, 2006, November 1, 2008, is hereby amended and restated as of January 1, 2014.

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